Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Joint Proxy Statement/Consent Solicitation/Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated May 25, 2021 (which includes an explanatory paragraph related to the ability of Galileo Acquisition Corp. to continue as a going concern), relating to the financial statements of Galileo Acquisition Corp., which is contained in that Joint Proxy Statement/Consent Solicitation Statement/Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement/Consent Solicitation Statement/Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 8, 2021